Exhibit 10.1

CORNELL COMPANIES, INC.

RESTRICTED STOCK AWARD

(Profitability & Time- Based)

This Award is made effective as of April 1, 2009 (the “Date of Grant”) by CORNELL COMPANIES, INC. (the “Company”) to                              (the “Participant”).

1.             Grant.

(a)           Shares.  Pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), contingent, profitability and time-based restricted shares (the “Restricted Shares”) of the Company’s common stock, par value $0.001, will be issued as hereinafter provided in the Participant’s name.  Such Restricted Shares shall be subject to certain restrictions as hereinafter described pursuant to the Plan and this Award.  The Restricted Shares will accumulate (but not vest) as hereinafter provided and will vest in accordance with the provisions of Section 2(e).  The exact number of Restricted Shares that will actually accumulate and thereafter vest and be earned by you (if any) is expressly subject to the accumulation and vesting requirements described below.

(b)           Issuance of Shares.  The Restricted Shares will be issued upon acceptance hereof by the Participant.  The Restricted Shares may, in the discretion of the Company, be issued in either book entry or certificate form prior to any vesting hereunder.  The Participant shall have voting rights and the right to receive dividends on the Restricted Shares.  To the extent that all or a portion of the Restricted Shares vest as provided in this Agreement, the Company will distribute such vested Shares to the Participant in a reasonable time period after vesting, which may consist of share certificates or electronic transfer to brokerage accounts required to be established by the Participant.  Participant agrees that Participant may be required to open a brokerage account as directed by Company for administration of Participants equity awards from Company.

(c)           Plan Incorporated.  The Participant acknowledges receipt of a copy of the Plan, and agrees that this grant of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any.

2.             Restrictions. The Participant hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)           In the event of termination of the Participant’s employment with the Company or an Affiliate because of involuntary termination without Cause (as hereinafter defined), death or disability (each, an “Involuntary Event”), the Participant shall vest  (i) in any Restricted Shares accumulated through the date of such event, (ii) if such event occurs following the completion of a fiscal year but prior to the time the performance determination is made and finalized for such year, in any Restricted Shares that would otherwise have been accumulated for that fiscal year, and (iii) in a proportionate amount (based on the number of days in the fiscal year to the date such Involuntary Event occurs) of Restricted Shares that would have accumulated in the fiscal year during which the Involuntary Event occurs if positive income had been achieved.  Participant shall, for no consideration, forfeit to the Company any remaining Restricted Shares that do not vest as described in the preceding sentence.

(b)           “Cause” shall mean any of the following events:

(i)

the conviction of the Participant or a plea of guilty of nolo contendere by the Participant, whether or not appeal be taken, of any misdemeanor, or felony crime, involving personal dishonesty, moral turpitude or willfully violent conduct;

(ii)	the commission of any act of theft, fraud, embezzlement or wrongful diversion of funds of the Company by the Participant, regardless of whether a criminal conviction is pursued or obtained;
(iii)	gross business misconduct by the Participant, provided that this shall not include any negligence, omissions, actions or judgments, if made in good faith by Participant;
(iv)	the willful violation by the Participant of federal or state securities laws, as determined in good faith by the Company’s Board of Directors;
(v)	the violation of the Company’s policies and procedures, provided such conduct results in substantial harm to the Company;
(vi)	the material breach by Participant of his or her fiduciary and loyal duties to the Company;
(vii)

if Participant and the Company have entered into an employment agreement, the material breach by Participant of any provision of such agreement not fully remedied within twenty (20) days of written notice from Company.

To the extent that Participant and the Company have entered into an employment agreement that requires certain determinations or procedures by the Company, its Board or Directors or Participant prior to a finding of cause, then such determinations and/or procedures shall be deemed incorporated into this definition of Cause for so long as such employment agreement is in force.

(c)           Except as may be otherwise provided in the Plan or this Award, in the event of termination of the Participant’s employment with the Company or an Affiliate prior to April 1, 2012 for any reason other than an Involuntary Event, Participant shall, for no consideration, forfeit to the Company all Restricted Shares, including any Restricted Shares that may have accumulated prior to the time of termination.

The Committee may, in its discretion and pursuant to the Plan, accelerate the time at which vesting conditions have been achieved.

(d)           Subject in all respects to this Agreement, the Restricted Shares shall accumulate (but not vest) as follows:  one-third (1/3) of the Restricted shares shall accumulate for each calendar year of the performance period (eg, 2009, 2010 and 2011) for which the Company achieves positive net income provided that Participant remains employed with the Company at the date of determination of performance results as described below.  Accumulated Restricted Shares are not earned or vested until three (3) years following the Date of Grant as provided in Section 2 (e). Income shall be calculated and determined by the Company.  The Company may decide in its sole and exclusive discretion to adjust the calculation of income for any given year.  Examples of items for which an adjustment might be made include, but are not limited to, the following:

•      Changes to accounting standards as required by Generally Accepted Accounting Procedures (GAAP) or the Financial Accounting Standards Board (FASB) after the performance goal has been set;

•      Certain unbudgeted capital transactions; and

•      Profit or loss during a Plan Year that is attributable to certain entities, programs or contracts acquired by the Company during such Plan Year, or other adjustments relating to a significant acquisition, divestiture or corporate transaction.

Participant expressly agrees that (i) the Company shall, in its sole and absolute discretion, so calculate and determine income and (ii) Company’s determination will be conclusive, final and binding.

(e)           The Restricted Shares, to the extent accumulated, will vest on April 1, 2012, provided that Participant remains employed with the Company at April 1, 2012.  Any shares of Restricted Stock that did not accumulate on or prior to April 1, 2012 shall be forfeited and shall revert back to the Company without any payment to you, and you shall not thereafter have any rights with respect to such shares of Restricted Stock.

3.             No Transfer.  The Restricted Shares granted hereunder are not transferable by the Participant and may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred or disposed of until after the share(s) are vested and distributed to the Participant.  Any such attempted transfer or pledge shall be null and void.  Notwithstanding the foregoing restriction, in the event any such attempted transfer or pledge shall be found for any reason to be effective by operation or in accordance with applicable law, the vesting requirements shall be binding upon and enforceable against any such transferee of Restricted Shares.

4.             Taxes.  All distributions under this Award are subject to withholding of all applicable taxes.  Subject to the rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of Restricted Shares that the Participant is otherwise entitled to under the Plan.

5.             Binding.  This Award shall be binding upon and inure to the benefit of any successor to the Company and all persons lawfully claiming under the Participant.

6.             Defined Terms.  Unless otherwise specifically defined herein, each term used herein which is defined in the Plan shall have the meaning assigned such term in the Plan.

7.             Amendment; Modification.  This Award may be amended by agreement of the Participant and the Company, without the consent of any other person.  The Company shall have the rights of amendment and modification set forth in the Plan.

8.             Governing Law.  This Award shall be governed by, and construed in accordance with the laws of the State of Texas.

9.             Restrictions on Resale.  Other than the restrictions expressly described herein, there are no additional restrictions imposed by the Plan on the resale of vested Restricted Shares acquired under the Plan.  However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.  These restrictions do not apply to persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company’s policies against insider trading, and restrictions on resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

10.           Effect on Other Benefits.  Income recognized by you as a result of the grant or vesting of Restricted Shares or dividends on your Restricted Shares will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

By acceptance of this Award Agreement, the Participant acknowledges acceptance of the terms and conditions set forth herein and in the Plan.

PARTICIPANT

CORNELL COMPANIES, INC.

By:
Name:	Patrick N. Perrin
Title: Senior Vice President
Chief Administrative Officer